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                                                                    EXHIBIT 99.4

                               OFFER TO EXCHANGE

                     4 5/8% SERIES B SENIOR NOTES DUE 2012
                 (REGISTERED UNDER THE SECURITIES ACT OF 1933)

                          FOR ANY AND ALL OUTSTANDING

                          4 5/8% SENIOR NOTES DUE 2012

                                       OF

                              BOTTLING GROUP, LLC

To Our Clients:

     Enclosed is a Prospectus, dated           , 2003, of Bottling Group, LLC, a
Delaware limited liability company (the "Company"), and PepsiCo, Inc., a North Carolina corporation ("PepsiCo"), and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company and PepsiCo to exchange the Company's 4 5/8% Series B Senior Notes due 2012 (the "New Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 4 5/8% Senior Notes due 2012 (the "Old Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

     PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON           , 2003 UNLESS EXTENDED.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Old Notes held by us for your account. A tender of such Old Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company and to PepsiCo that (i) the New Notes to be received by the holder in exchange for the Old Notes are being acquired in the ordinary course of business, (ii) such holder of Old Notes has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes, (iii) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company or PepsiCo or, if it is an affiliate, such holder of Old Notes will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) such holder who is not a broker-dealer, represents that it is not engaged in, and does not intend to engage in, a distribution of New Notes, and (v) such holder who is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                         Very truly yours,